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            [LETTERHEAD OF INTERNATIONAL CABLETEL INCORPORATED/TM/]



                                                           For Immediate Release

                                 PRESS RELEASE

                      INTERNATIONAL CABLETEL INCORPORATED
                               ANNOUNCES OFFERING

     New York, New York; (January 27, 1997) -- International CableTel Incorporated (Nasdaq: ICTL) ("CableTel or the Company") announced that it intends to complete a concurrent offering of Senior Notes Due 2007 (the "Senior Notes") and Preferred Stock with a maturity in 2009 (the "Preferred Stock"). The Company intends to raise approximately $300 million of gross proceeds from the offering of Senior Notes and approximately $100 million of gross proceeds from the offering of Preferred Stock.

     The Senior Notes are expected to carry a cash-pay current coupon, while the Preferred Stock is expected to carry either a cash-pay or pay-in-kind dividend at the option of the Company during the first seven years.

     The use of proceeds of the offering will be for the construction, working capital requirements and other corporate purposes of the Company.

     The Senior Notes and the Preferred Stock will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes and the Preferred Stock will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and to a limited number of institutional "accredited investors" that make certain representations and agreements and outside the United States in accordance with Regulation S under the Securities Act.

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For further information contact: Michael A. Peterson, Director-Corporate
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Development or Richard J. Lubasch, Senior Vice President-General Counsel at
(212)906-8440.


    [BOTTOM PART OF LETTERHEAD OF INTERNATIONAL CABLETEL INCORPORATED/TM/]